Exhibit 10.5

CONFIDENTIAL

Memorandum of Understanding

between

Enterome Bioscience and Galmed Medical Research

Dear Dr Baharaff,

Pursuant to discussions recently held between our companies, Enterome Bioscience (hereinafter “Enterome”) and Galmed Medical Research (hereinafter “Galmed”) agree to explore opportunities to collaborate in the field of gut microbiota and metabolic disorders area by joining their efforts and respective expertise for the development of biomarkers and patients stratification tools.

Galmed develops innovative, proprietary drugs (fatty acid bile-acid conjugates) for the treatment of cholesterol and liver diseases. The most advanced compound in the series is Aramchol (arachidyl amido cholanoic acid), which is currently in clinical studies. Enterome develops gut microbiota biomarkers based on quantitative metagenomic analysis, for metabolic disorders and immune mediated diseases.

Therefore, this letter aims at setting forth the general terms and conditions upon which Enterome and Galmed are prepared to enter into further collaboration agreement.

- Scope of the study :

o	Galmed intends to initiate an international phase IIb study aiming to evaluate efficacy and safety of Aramchol in the treatment of patients with Non-Alcoholic SteatoHepatitis (“NASH”)
o	From patients screened and enrolled in Galmed’s study, Enterome will be in charge of organizing stool samples collection at baseline, 6 months and at the end of the phase II study. Enterome will perform gut microbiota metagenomic analysis from fecal samples taken at baseline or concomitantly to the baseline liver biopsy.

- Contribution of parties:

o	Galmed will provide access to collecting stool samples from the phase II patients (patients screened and enrolled to the study) and will provide paitent’s clinical data (including liver biopsy results and MRl results).

o	Enterome will provide sampling systems and storage, and will peform whole analysis process to generate gut microbiota metagenomic data (“metagenomic data”).
o	No cross financial contributions or payments are expected from any party to an other.

- Expected results/outcomes :

o	From metagenomic data generated throughout the collaboration, 1. Enterome expects a) to evaluate the performance its proprietary metagenomic profiles for stratifying patients according to the outcome of the liver biopsy and MRI results b) to generate metagenomic profiles correlated with disease progression of patients. 2. a) GalMed expects to evaluate the correlation between Aramchol’s dose response data and patient’s metagenomic profiles in order to be able to stratify potential patients in its next clinical trials. b) to identify NAFLD patients that are at risk of progression to NASH.

- Exploitation of data and results

o	Each parties remains sole owner of their background IP.
o	Enterome will be sole owner of gut micrabiota metagenomic data generated throughout the collaboration. Galmed will be sole owner of clinical data generated throughout the collaboration.
o	Galmed will grant Enterome a free license for using clinical data associated to patients in the frame only of developing biomarkers and related diagnostic in in stratifying NAFLD patients according to the risk of developing NASH This license includes rights for using the clinical data associated with metagenomic data for medical and regulatory development as well as commercial development of the above-mentioned diagnostic application.
o	Enterome will grant Galmed for a free license to use metagenomic data generated throughout the study for scientific, clinical and regulatory purposes of developing Aramchol but not commercial use for developing of promoting a diagnostic.
o	Upon achievement of the phase II study, Enterome will grant Galmed for a right of first refusal to enter business transaction regarding commercial exploitation of Enterome’s proprietary metagenomic profiles and metagenomic data generated during the collaboration.

The principles of the projects and detailed arrangements will be set forth in a definitive agreement between the Parties.

The existence of this letter, the contents, execution and acceptance hereof, and any information obtained from the other party by virtue of this letter shall be treated as confidential subject matter and governed by the provisions of the confidentiality agreement signed between the parties on May 11th 2012:

Endorsed on October 30th 2012,

Rodolphe Clerval	Allen Baharaff
Chief Business Officer	Chief Executive Officer
Enterome Bioscience	Galmed Medical Research
/s/ Rodolphe Clerval	/s/ Allen Baharaff